Exhibit 99.1

April 1, 2015	Media:	Jim Hughes - 781.751.5404
	Investors:	Ellen Taylor - 203.897.4240

Citizens Financial Group Announces Pricing of Private Preferred Stock Offering and Share Repurchase Transaction

PROVIDENCE, RI – Citizens Financial Group, Inc. (NYSE: CFG) today announced the pricing of a private offering (the Offering) of $250 million, or 250,000 shares, of its 5.500% fixed-to-floating rate non-cumulative perpetual Series A Preferred Stock, liquidation preference $1,000 per share (the Preferred Stock).

The net proceeds of the Offering will be used to fund the planned repurchase of approximately 10.47 million shares of CFG’s common stock from a subsidiary of the Royal Bank of Scotland, plc (RBS). The Offering is expected to close on April 6, 2015, and the share repurchase is expected to close on April 7, 2015, subject to customary closing conditions. Immediately following completion of the share repurchase transaction, RBS’s remaining ownership stake in CFG’s common shares outstanding will be approximately 40.8%. The preferred stock issuance and common stock share repurchase are part of CFG’s capital action plan as reviewed by the Federal Reserve Board in its 2015 Comprehensive Capital Analysis and Review process.

The Preferred Stock accrues dividends, on a non-cumulative, semi-annual basis, beginning on April 6, 2015, at an annual rate equal to 5.500% through April 6, 2020, after which time it converts to a quarterly floating-rate basis equal to three-month LIBOR plus 3.960%. CFG may redeem the Preferred Stock, subject to regulatory approval, on or after April 6, 2020, or at any time within 90 days of a regulatory capital treatment event.

The Preferred Stock has not been registered under the Securities Act of 1933, as amended (the Securities Act) or any securities laws of any jurisdiction and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and such other securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Preferred Stock was offered and sold only to (i) qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and (ii) non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. Any offers of these securities have been made only by means of a private offering memorandum.

About Citizens Financial Group, Inc.

Citizens Financial Group Inc. is one of the nation’s oldest and largest financial institutions, with $132.9 billion in assets as of December 31, 2014. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Consumer Banking helps its retail

Citizens Financial Group, Inc.

customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in selective markets nationwide. Citizens Commercial Banking offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates via subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 3, 2015.

CFG-IR